FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-250159
September 11, 2023

Nordic Investment Bank
USD 1,000,000,000 5.000% Global Notes due October 15, 2025 (the “Notes”)

Final Term Sheet
Final Terms and Conditions as of September 6, 2023

Explanatory Note: This free writing prospectus is being filed solely to replace the CUSIP/ISIN numbers and supersedes the free writing prospectus filed by Nordic Investment Bank on September 6, 2023.

Issuer:	Nordic Investment Bank (“NIB”)

Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by S&P Global Ratings Europe Limited

Size:	USD 1,000,000,000 SEC Registered Global

Coupon:	5.000% per annum, payable on a semi-annual basis

Interest Payment Dates:	April 15 and October 15 in each year, starting on April 15, 2024 up to and including the Maturity Date.

Maturity Date:	October 15, 2025

Settlement Date:	September 13, 2023

Public Offering Price:	99.868%

Benchmark:	UST 5.000% due August 31, 2025

Benchmark Yield:	5.022%

Managers:	Crédit Agricole Corporate and Investment Bank, Deutsche Bank Aktiengesellschaft and J.P. Morgan SE

Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter

CUSIP / ISIN:	65562QBX2 / US65562QBX25

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312523220610/d434197d18ka.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312523124088/d483539d18ka.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312523052893/d434883d18k.htm
https://www.sec.gov/Archives/edgar/data/357024/000114036122037933/brhc10043142_18ka.htm
https://www.sec.gov/Archives/edgar/data/357024/000114036122030963/brhc10041156_18ka.htm
https://www.sec.gov/Archives/edgar/data/357024/000114036122016426/brhc10036767_18ka.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312522047913/0001193125-22-047913-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312521161529/0001193125-21-161529-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312521046275/0001193125-21-046275-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312520049550/0001193125-20-049550-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312520321327/0001193125-20-321327-index.htm
https://www.sec.gov/Archives/edgar/data/357024/000119312520296604/0001193125-20-296604-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Crédit Agricole Corporate and Investment Bank at + 33 1 41896655, Deutsche Bank Aktiengesellschaft at + 49 69 910 30725 and J.P. Morgan SE at 44 207 134 2423.

MIFID II product governance / eligible counterparties, professional investors and retail investors target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in Directive 2014/65/EU (as amended or superseded, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties, professional investors and retail clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.